Exhibit 99.1
                      Press Release Dated January 7, 2005

                                  NEWS RELEASE
                                 January 7, 2005

           JOINT VENTURE ACQUIRES KENTUCKY HOME LIFE INSURANCE COMPANY

     Frankfort, Kentucky - Farmers Capital Bank Corporation (Nasdaq: FFKT) and Hamburg Insurance, LLC today jointly announced that they have closed the acquisition of Kentucky Home Life Insurance Company. The close of the transaction was effective January 1, 2005.

     Kentucky Home Life Insurance Company writes credit insurance in Kentucky, with over 750 licensed agents.

     Farmers Capital and Hamburg Insurance have equal voting interests in the new holding company of Kentucky Home Life Insurance Company.

     Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. It operates 26 banking locations in 16 communities throughout Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market tier, under the symbol: FFKT. Hamburg Insurance, LLC is a closely-held firm in which Terry Forcht is a principal shareholder. Mr. Forcht also is a principal shareholder of 10 banks in Kentucky, in addition to a variety of healthcare and media ventures.

     The seller, National Guardian Life Insurance Company (NGLIC), a Wisconsin-domiciled mutual life insurer, had formed Kentucky Home Life Insurance Company in 1998 in conjunction with a merger with a Kentucky mutual life insurer, primarily to continue certain credit insurance operations of the absorbed mutual insurer. NGLIC has since determined these lines are not strategic to its core operations.